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                                AMERUS GROUP CO.
                EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

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

                                                Six Months Ended June 30,                  Years Ended December 31,
                                                    2002        2001       2001       2000       1999       1998        1997
                                                ----------------------- -------------------------------------------------------
                                                                                ($ in thousands)
Earnings
     Pre-tax income from continuing operations   $  40,308   $  58,124  $ 118,845  $ 115,316  $  97,693   $  92,465   $  75,042
     Less:  Income (loss) from equity investees     (2,241)      3,819      5,072      3,481       (603)     (3,791)     13,814
     Add:  Distributed income from equity
           investees                                 1,702       4,008      7,730      4,449      1,804         747       4,728
                                                ----------------------- -------------------------------------------------------
                                                    44,251      58,313    121,503    116,284    100,100      97,003      65,956
                                                ----------------------- -------------------------------------------------------
     Fixed charges                                  13,515      16,511     30,092     32,355     30,676      35,247      19,306
     Less:  Preference security dividend
        requirements not included in
        net income                                       -           -          -          -          -       4,697         592
                                                ----------------------- -------------------------------------------------------
     Net fixed charges                              13,515      16,511     30,092     32,355     30,676      30,550      18,714
                                                ----------------------- -------------------------------------------------------
Total Earnings                                   $  57,766   $  74,824  $ 151,595  $ 148,639  $ 130,776   $ 127,553   $  84,670
                                                ======================= =======================================================
Fixed Charges (1)
     Interest expense on debt                        9,769       6,963     14,415     14,610     12,229      16,552       9,915
     Amortization of debt issuance costs               608         737      3,155      1,833      1,538       1,724       1,715
     Estimate of interest within rental expense        543       1,032        926        799        155         257          65
     Preference security dividend requirements       2,595       7,779     11,596     15,113     16,754      16,714       7,611
                                                ----------------------- -------------------------------------------------------
Total Combined Fixed Charges and Preference
     Security Dividends                          $  13,515   $  16,511  $  30,092  $  32,355  $  30,676   $  35,247   $  19,306
                                                ======================= =======================================================

Ratio of Earnings to Combined Fixed Charges
     and Preference Security Dividends               4.27x       4.53x      5.04x      4.59x      4.26x       3.62x       4.39x
                                                ======================= =======================================================
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(1) Fixed charges do not include interest credited to deferred annuity account balances which are not considered borrowing costs for a life insurance company.